EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-98518, 33-98516 and 333-143442) of LSB Financial Corp. of our report of Independent Registered Public Accounting Firm, dated March 17, 2010 on the consolidated balance sheets of LSB Financial Corp. as of December 31, 2009 and 2008 and on the consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report is incorporated by reference in Form 10-K of LSB Financial Corp. for the year ended December 31, 2009.

/s/ BKD, LLP

Indianapolis, Indiana
March 31, 2010